EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Belk, Inc.:
We consent to the incorporation by reference in the registration statement No. 333-103762 on Form S-8 of Belk, Inc. and subsidiaries of our reports dated April 14, 2005, with respect to the consolidated balance sheets of Belk, Inc. and subsidiaries as of January 29, 2005 and January 31, 2004, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended January 29, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 and the effectiveness of internal control over financial reporting as of January 29, 2005, which reports are included in the January 29, 2005 annual report on Form 10-K of Belk, Inc. and subsidiaries.
/s/ KPMG LLP
Charlotte, North Carolina
April 14, 2005